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                                                                   EXHIBIT 4.1

                      MARNETICS BROADBAND TECHNOLOGIES LTD.

                             2001 SHARE OPTION PLAN

     1. PURPOSES OF THE PLAN. The purpose of this Share Option Plan (the "PLAN") is to advance the interests of Marnetics Broadband Technologies Ltd (the "COMPANY") and its shareholders by attracting and retaining the best available personnel for positions of substantial responsibility, providing additional incentive to employees, directors and consultants and promoting a close identity of interests between those individuals and the Company.

     2. DEFINITIONS. As used herein, the following definitions shall apply:

         (a) "ADMINISTRATOR" means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 3 hereof.

         (b) "BOARD" means the Board of Directors of the Company or of any parent or subsidiary of the Company.

         (c) "COMMITTEE" means a committee of Directors appointed by the Board in accordance with Section 3 hereof.

         (d) "COMMON STOCK" means the Common Stock, par value NIS _____ per share, of the Company.

         (e) "CONSULTANT" means any person who is engaged by the Company or any parent or subsidiary to render consulting or advisory services to such entity.

         (f)  "DIRECTOR" means a member of the Board.

         (g) "EMPLOYEE" means any person, including officers and directors, employed by the Company or any subsidiary of the Company or any parent or subsidiary of the Company.

              A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, any parent, any subsidiary, or any successor. Neither service as a Director nor payment of a director's fee by the


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              Company shall be sufficient to constitute "employment" by the
              Company.

         (h) "FAIR MARKET VALUE" means, as of any date, the value of a Share determined as follows:

              (i) If the Shares are listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, their Fair Market Value shall be the closing sales price for such Shares (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in THE WALL STREET JOURNAL or such other source as the Administrator deems reliable;

              (ii) If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, their Fair Market Value shall be the mean between the high bid and low asked prices for the Shares on the last market trading day prior to the day of determination, or;

              (iii) In the absence of an established market for the Shares, the
                   Fair Market Value thereof shall be determined in good faith by the Administrator.

         (i)  "OPTION" means a share option granted pursuant to the Plan.

         (j) "OPTION AGREEMENT" means a written or electronic agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

         (k) "OPTIONEE" means the holder of an outstanding Option granted under the Plan.

         (l)  "SERVICE PROVIDER" means an Employee, Director or Consultant.

         (m)  "SHARE" means a share of the common stock of the Company.

     3. ADMINISTRATION OF THE PLAN.

         (a) PROCEDURE. The Plan shall be administered by the Board or a Committee appointed by the Board, which Committee shall be constituted to comply with applicable laws.


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         (b)  Subject to the provisions of any applicable law, every right, power or authority vested in the Board pursuant to the Plan is exercisable by the Committee. The Board shall automatically have a residual authority if no Committee shall be constituted or if such Committee shall cease to operate for any reason whatsoever or in any event the Committee is not authorized by any applicable law to perform any act or to take any decision in connection with the Plan.

         (c) POWERS OF THE ADMINISTRATOR. Subject to the provisions of the Plan and, in the case of a Committee, the specific duties delegated by the Board to such Committee, and subject to the approval of any relevant authorities, the Administrator shall have the authority, in its discretion:

              (i) to construe and interpret the terms of the Plan and any Options granted pursuant to the Plan;

              (ii) to designate the Service Providers to whom Options may from time to time be granted hereunder;

             (iii) to determine the number of Shares to be covered by each such award granted hereunder;

              (iv) to prescribe forms of agreement for use under the Plan;

              (v) to determine the terms and conditions of any Option granted hereunder;

              (vi) to determine the exercise price of any Option granted hereunder;

             (vii) to determine the Fair Market Value of Shares;

            (viii) to prescribe, amend and rescind rules and regulations relating to the Plan;

              (ix) subject to applicable laws, to allow Optionees to satisfy withholding tax obligations by electing to have the Company, if permitted under applicable laws, withhold from the Shares to be issued upon exercise of an Option that number of Shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by Optionees to have Shares withheld


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                   for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable; and

              (x) to take all other action and make all other determinations necessary for the administration of the Plan.

         (d) EFFECT OF ADMINISTRATOR'S DECISION. All decisions, determinations and interpretations of the Administrator shall be final and binding on all Optionees.

     4. ELIGIBILITY.

         (a) Subject to the provisions of the Plan, the Administrator may at any time, and from time to time, grant Options under the Plan. Options granted under this Plan may or may not contain such terms as will qualify the Options as Incentive Stock Options ("ISOS") or as Nonstatutory Stock Options ("NSOS"). Options granted under this Plan may or may not contain such terms as will qualify the Options as qualified options under applicable laws of any country or jurisdiction where Options are granted under the PLAN("QUALIFIED OPTIONS").

         (b) All Service Providers of the Company or a parent or subsidiary of the Company shall be eligible to receive Options under the Plan; PROVIDED, however, that Options qualifying as ISOs shall be granted only to Employees of the Company or a parent or subsidiary of the Company.

         (c) No individual shall at any time have a right to receive an Option under the Plan. The receipt of an Option under the Plan shall not confer upon any Optionee any right with respect to continuing the Optionee's relationship as a Service Provider with the Company or a parent or subsidiary of the Company, nor shall it interfere in any way with his or her right or the Company's right, or the right of the Company's parent or subsidiary, to terminate such relationship at any time, with or without cause.

     5. SHARES SUBJECT TO THE PLAN. Subject to the provisions of Section 10 hereof, the maximum aggregate number of Shares which may be received upon the exercise of Options under the Plan is ______________(________________) Shares. Shares distributed pursuant to the Plan may consist of authorized but unissued Shares.


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     If an Option expires or becomes unexercisable without having been exercised in full, the unpurchased Shares which were subject thereto shall become available for grant or sale under the Plan (unless the Plan has terminated); PROVIDED, however, that Shares that have actually been issued under the Plan shall not be returned to the Plan and shall not become available for future distribution under the Plan.

     6. TERM OF OPTION. The term of an Option shall expire on such date or dates as the Administrator shall determine at the time of the grant of the Option; PROVIDED, however, that the term of an Option shall not exceed ten (10) years from the date of grant thereof.

     7. OPTION EXERCISE PRICE AND CONSIDERATION.

         (a) The exercise price of an Option shall be determined by the Administrator on the date of grant of such Option in accordance with applicable laws and the guidelines as shall be suggested by the Board from time to time, but shall be subject to the following:

              (i) In the case of an ISOs, the exercise price shall be not less than the Fair Market Value of the Company shares on the date the Option is granted; provided, however, that if an ISO is granted to an employee who, at the time of grant of such Option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any parent or subsidiary, the exercise price shall be no less than 110% of the Fair Market Value of the Company shares on the date the Option is granted.

              (ii) In the case of an NSOs, the exercise price shall be not less than eighty five (85%) of the Fair Market Value of the Company shares on the date the Option is granted; provided, however, that if an NSO is granted to an employee who, at the time of grant of such Option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any parent or subsidiary, the exercise price shall be no less than 110% of the Fair Market Value of the Company shares on the date the Option is granted.

         (b) The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Administrator and may consist entirely of (1) cash, (2) check, or (3) any combination of the foregoing


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              methods of payment.. In making its determination as to the type of consideration to accept, the Administrator shall consider if acceptance of such consideration may be reasonably expected to benefit the Company.

         (c) The proceeds received by the Company from the issuance of Shares subject to the Options will be added to the general funds of the Company and used for its corporate purposes.

     8. EXERCISE OF OPTION; RIGHT AS A SHAREHOLDER;

         (a) Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement. Unless the Administrator provides otherwise, vesting of Options granted hereunder shall be tolled during any unpaid leave of absence. An Option may not be exercised for a fraction of a Share.

         (b) An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by applicable laws, the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Optionee or, if requested by the Optionee, in the name of the Optionee and his or her spouse, provided that Shares issued upon exercise of a Qualified Option, within two years from the date of the grant, shall be issued in the name of the Escrow Agent for the benefit of the Optionee. Prior to exercise, an Optionee, as such, shall have none of the rights of a shareholder of the Company. Upon exercise of an Option, an Optionee shall have no shareholder rights until the Shares are issued, as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company. Upon their issuance, the Shares shall carry equal voting rights on all matters where such vote is permitted by Applicable Law. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other shareholder right for which the record date precedes the date of issuance of the Shares, except as provided in Section 10 hereof.


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         (c)  If any law or regulation requires the Company to take any action with respect to the Shares specified in such notice before the issuance thereof, then the date of their issuance shall be extended for the period necessary to take such action.

         (d) An Option may not be exercised unless, at the time the Optionee gives notice of exercise to the Company, the Optionee includes with such notice payment in cash or by bank check of all withholding taxes due, if any, on account of his or her acquired Shares under the Option or gives other assurance satisfactory to the Administrator of the payment of those withholding taxes.

         (e) Exercise of an Option in any manner shall result in a decrease in the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

     9. TERMINATION OF EMPLOYMENT

         (a) In the event of termination of Optionee's employment with the Company or any of its subsidiaries, or if applicable, the termination of services given by the Optionee to the Company or any of its subsidiaries, all Options granted to the Optionee, which are vested and exercisable at the time of such termination, may, unless earlier terminated in accordance with the Option Agreement, be exercised within six (6) months after the date of such termination (or such different period as the Administrator shall prescribe). If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

         (b) In the event of termination of Optionee's employment with the Company or any of its subsidiaries, or if applicable, the termination of services given by the Optionee to the Company or any of its subsidiaries by reason of death or total and permanent disability, the outstanding Options, which were vested on the date of termination, may be exercised by the Optionee, the Optionee's legal guardian, the Optionee's estate or a person who acquires the right to exercise the Option by bequest or inheritance, as the case may be, within twelve (12) months after termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). If,


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              on the date of termination, there are Options which are not entirely vested, the Shares covered by the unvested portion of the Options shall revert to the Plan. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

         (c) In the event of termination of Optionee's employment with the Company or any of its subsidiaries, or if applicable, the termination of services given by the Optionee to the Company or any of its subsidiaries for CAUSE (as defined hereunder), all outstanding Options granted to such Optionee (whether vested or not) shall, to the extent not theretofore exercised, terminate on the date of such termination, unless otherwise determined by the Administrator.

              For purposes of this Section, termination for "cause" shall mean discharged from the employ of the Company for reasons of negligence in the discharge of Optionee's duties, breach of fiduciary duty, willful cause of damage or loss to the Company in any fashion or similar cause, or any other breach of Optionee's employment agreement with the Company.

     10. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION OR MERGER.

         (a) CHANGES IN CAPITALIZATION. In the event of a shares split, reverse shares split, shares dividend, recapitalization, combination or reclassification of the Shares, rights issues or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company (but not the conversion of any convertible securities of the Company), the Administrator in its sole discretion shall make an appropriate adjustment in the number of Shares related to each outstanding Option, the number of Shares reserved for issuance under the Plan, as well as the exercise price per Share of each outstanding Option. Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option.

         (b) DISSOLUTION OR LIQUIDATION. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Optionee as soon as practicable prior to the effective date of such proposed transaction. The Administrator


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              in its discretion may allow the exercise of any or all outstanding
              Options, whether or not vested, until fifteen (15) days prior to such transaction. To the extent it has not been previously exercised, an Option will terminate immediately prior to the consummation of such proposed action.

         (c) MERGER OR ASSET SALE. In the event of a merger of the Company with or into another company, or the sale of substantially all of the assets of the Company, each outstanding Option shall be assumed or an equivalent option substituted by the successor company or a parent or subsidiary of the successor company. In the event that the successor company refuses to assume or substitute the Option, all outstanding Options shall immediately become fully exercisable. In such case, the Administrator shall notify the Optionee in writing or electronically that the Option shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the Option shall terminate upon the expiration of such period. For purposes of this paragraph, the Option shall be considered assumed or substituted if, following the merger or sale of assets, the Option receives the right to purchase or receive, for each Optioned Share, the consideration (whether shares, cash, or other securities or property) received in the merger or sale of assets by holders of Shares of the Company on the effective date of the transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration is not solely shares of the common stock (or their equivalent) of the successor company or its parent or subsidiary, the Administrator may, with the consent of the successor company, provide for each Optionee to receive solely shares of the common stock (or their equivalent) of the successor company or its parent or subsidiary equal in fair market value to the per Share consideration received by holders of Shares in the merger or sale of assets.

     11. CHANGE IN CONTROL

         (a) "CHANGE IN CONTROL" shall mean a change in ownership or control of the Company effected through any of the following transactions:

              (i)  Secondary public offering;


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              (ii) the acquisition, directly or indirectly by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership of securities possessing substantially all the voting power of the Company's outstanding securities;

             (iii) a merger, consolidation, reorganization of the Company or a similar business combination, in which the Company is not the surviving entity ("Merger"); or

              (iv) the sale, transfer or other disposition of all or
                   substantially all of the Company's assets ("SALE OF ALL OF THE COMPANY'S ASSETS").

         (b) In the event of any Change in Control, the Administrator can decide, upon his full discretion, that each outstanding Option not vested shall automatically vest in full so that each such Option shall, immediately prior to the effective date of the Change in Control, become fully exercisable for all of the shares of the Company underlying such Option. Each such Option shall remain exercisable until its expiration as provided in the Plan.

     12. DATE OF GRANT. Subject to applicable laws, the date of grant of an Option shall, for all purposes, be the date on which the Administrator makes the determination granting such Option.

     13. AMENDMENT AND TERMINATION OF THE PLAN.

         (a) AMENDMENT AND TERMINATION. The Board may at any time amend, alter, suspend or terminate the Plan, provided however, that such amendment or alternation may not change the terms and conditions of Options that have been granted prior to such amendment or alternation.

         (b) SHAREHOLDER APPROVAL. The Board shall obtain shareholder approval of any Plan amendment to the extent necessary or desirable to comply with applicable laws.

         (c)  EFFECT OF AMENDMENT OR TERMINATION. Notwithstanding subsection 13
              (a) above, no amendment, alteration, suspension or termination of the Plan shall impair the rights of any Optionee, unless mutually agreed otherwise between the Optionee and the Administrator, which agreement must be in writing and signed by the Optionee and the Company.


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              Termination of the Plan shall not affect the Administrator's ability to exercise the powers granted to it hereunder with respect to Options granted under the Plan prior to the date of such termination.

     14. CONDITIONS UPON ISSUANCE OF SHARES.

         (a) LEGAL COMPLIANCE. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option, the method of payment and the issuance and delivery of such Shares shall comply with applicable laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

         (b) INVESTMENT REPRESENTATIONS. As a condition to the exercise of an Option, the Administrator may require the person exercising such Option to represent and warrant at the time of such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

     15. INABILITY TO OBTAIN AUTHORITY. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

     16. RESERVATION OF SHARES. The Company, during the term of this Plan, shall at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

     17. NON-TRANSFERABILITY OF OPTIONS. Except as set forth in Section 9(b) hereof, Options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.

     18. MULTIPLE AGREEMENTS. The terms of each Option may differ from other Options granted under the Plan at the same time. The Administrator may also grant more than one Option to a given Optionee during the term of the Plan, either in addition to, or in substitution for, one or more Options previously granted to that Optionee.


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     19. TERM OF PLAN. The Plan shall become effective upon its adoption by the
Board. It shall continue in effect for a term of ten (10) years after the earlier of its adoption by the Board or by the holders of the Company's Shares, unless sooner terminated under Section 14 hereof.

     20. SHAREHOLDER APPROVAL. The Plan shall be subject to approval by the shareholders of the Company within twelve (12) months after the date the Plan is adopted. Such shareholder approval shall be obtained in the manner and to the degree required under applicable laws.

     21. INFORMATION TO OPTIONEES AND PURCHASERS. To the extent required under applicable laws, the Company shall provide copies of annual financial statements to each individual who holds Options or acquires Shares pursuant to the Plan, not less frequently than annually during the period that such Options or Shares are held. The Company shall not be required to provide such statements to key employees whose duties in connection with the Company assure their access to equivalent information.

     22. GOVERNING LAW. This Plan shall be governed by and construed and enforced in accordance with the laws of the state of Israel applicable to tax and contracts and in accordance with the laws of the U.S. applicable to corporate, without giving effect to the principles of conflict of laws.

     23. APPOINTMENT OF ESCROW AGENT.

         (a) The Administrator, in its sole discretion, shall be entitled to elect and appoint a trustee for this Plan ("ESCROW AGENT"). Upon such appointment an escrow agreement, which comply with the relevant and applicable laws, will be signed between the Escrow Agent and the Company.

         (b) In the event that an Escrow Agent has been appointed, any or all Options granted to Employees according to this Plan may be issued to the Escrow Agent and registered in the Escrow Agent's name, in the Administrator's sole discretion.

         (c) In the event that the Company issues any Options to the Escrow Agent, the Administrator shall determine whether, in order to ensure that the Plan should qualify under the laws of any country or jurisdiction where Options are granted under the Plan, the exercise of any Options or the sale or transfer of the Options or the underlying Shares shall be restricted for a certain period of time as required under the relevant laws.


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         (d)  The Escrow Agent shall be exempt from any liability in respect of any action or decision duly taken in its capacity as Escrow Agent.

     24. TAX CONSEQUENCES. Any tax consequences arising from the grant or exercise of any Option or from the payment for Shares or from any other event or act (whether of the Optionee or of the Company or its Subsidiaries or of its Escrow Agent) hereunder, shall be borne solely by the Optionee. The Company and/or the Escrow Agent shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, such Optionee shall agree to indemnify the Company and/or Subsidiary that employs the Optionee and/or the Escrow Agent, and/or the Company's shareholders and/or directors and/or officers if applicable, and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Optionee. Except as otherwise required by law, the Company shall not be obligated to honor the exercise of any Option by or on behalf of an Optionee until all tax consequences (if any) arising from the exercise of such Options are resolved in a manner reasonably acceptable to the Company.

     25. DISPUTE

         (a) The parties do hereby agree that any future disagreements/disputes in connection with the Company's affairs and business activities stemming from the Plan and the Agreement will be submitted to a sole arbitrator agreed upon by the parties (or to anyone appointed by him).

         (b) Should such an arbitrator not be selected within 30 days from the date when such a need was determined, the Institute of Certified Public Accountants in Israel would appoint the arbitrator

         (c) The arbitration proceedings would be administered in accordance with the Arbitration Law, 1968.

         (d) This section constitutes an agreeable arbitration agreement under the provisions of the Arbitration Law, 1968.